Exhibit 99.1

GeoVax Reports Second Quarter 2026 Financial Results

and Provides Business Update

Company Advances GEO-MVA Toward Planned Pivotal Immunobridging Study Under Expedited Regulatory Pathway

ATLANTA, GA, July 27, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies against infectious diseases and solid tumors, today reported financial results for the quarter ended June 30, 2026, and provided a business update highlighting continued execution of activities supporting the planned initiation of the Company's pivotal GEO-MVA immunobridging study under its expedited regulatory pathway, while also advancing its Gedeptin® immuno-oncology program.

During the second quarter, GeoVax advanced multiple operational initiatives supporting the expected fourth-quarter initiation of the GEO-MVA pivotal immunobridging study under the expedited regulatory pathway established through formal Scientific Advice discussions with the European Medicines Agency (EMA). These activities included continued clinical study readiness, manufacturing preparedness, and others

"During the second quarter, we continued executing against what we believe is one of our most important value-creating milestones, as we prepare to initiate the pivotal GEO-MVA immunobridging study," said David A. Dodd, Chairman and Chief Executive Officer of GeoVax. "Our priorities remain clear: completing the activities necessary to initiate the study, maintaining disciplined capital allocation, and positioning GEO-MVA to address the growing global need for diversified MVA vaccine supply supporting public health preparedness and biodefense."

"At the same time, we continued advancing Gedeptin as an innovative immuno-oncology platform with the potential to enhance immune checkpoint inhibitor therapy. Our primary objective remains successful execution of the GEO-MVA program while continuing to build long-term value across two strategically important areas of healthcare."

GEO-MVA Operational Update

During the quarter, GeoVax continued operational activities in advance of the planned fourth quarter initiation the GEO-MVA pivotal immunobridging study, including:

●	Clinical operations planning and ongoing start-up activities
●	Utilization of previously manufactured and released cGMP clinical trial material supporting study readiness
●	Advancement of the AGE1® continuous cell-line manufacturing platform supporting future commercial-scale MVA vaccine manufacturing
●	Engagement with government, public health and biodefense stakeholders regarding long-term orthopoxvirus preparedness and vaccine supply requirements

GeoVax believes GEO-MVA is uniquely positioned to help address the growing need for diversified global MVA vaccine manufacturing capacity supporting public health preparedness, biodefense resilience and future orthopoxvirus vaccine procurement.

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Gedeptin® Immuno-Oncology Update

GeoVax also continues advancing Gedeptin, its investigational gene-directed enzyme prodrug therapy (GDEPT), toward combination immunotherapy strategies designed to enhance immune checkpoint inhibitor activity in solid tumors.

The Company believes Gedeptin's localized tumor-targeting mechanism and immune activation profile may complement PD-1-based therapies (such as Merck’s Keytruda®) by improving responsiveness in immunologically resistant tumors. GeoVax continues to strengthen the program's strategic positioning through its exclusive intellectual property license from Emory University covering Gedeptin in combination with immune checkpoint inhibitors.

Strategic Priorities

GeoVax is prioritizing resources toward programs offering the strongest combination of clinical differentiation, regulatory clarity and commercial opportunity. These include:

●	Execution of the GEO-MVA pivotal immunobridging clinical program
●	Advancement of scalable continuous cell-line manufacturing capabilities
●	Engagement supporting future government and international procurement opportunities
●	Advancement of Gedeptin combination immunotherapy strategies
●	Disciplined capital deployment supporting the Company's lead development programs

Second Quarter 2026 Financial Results

Net Loss: Net loss for the three-month period ended June 30, 2026, was $4,426,578, or $0.97 per share, as compared to $5,369,783, or $8.74 per share, for the comparable period in 2025. For the six-month period ended June 30, 2026, the Company’s net loss was $9,688,499, or $2.94 per share, as compared to $10,727,434, or $19.72 per share, in 2024

Revenue: During the three-month and six-month periods ending June 30, 2025, GeoVax reported $852,282 and $2,489,145 of government contract revenues associated with the Company’s contract with the Biomedical Advanced Research and Development Authority (BARDA) for its GEO-CM04S1 COVID-19 vaccine program. In April 2025, GeoVax received notification that BARDA determined to terminate the contract for convenience to the government. Accordingly, no comparable revenue was recognized during the 2026 period.

Research and Development Expenses: Research and development expenses were $3,110,508 and $7,013,971 for the three-month and six-month periods ended June 30, 2026, compared with $4,728,998 and $10,083,586 for the comparable period in 2025. The overall decrease during 2026 primarily reflects lower costs associated with discontinued activities associated with the BARDA contract and reduced spending related to GEO-CM04S1 clinical activities.

In May 2026, the Company announced a strategic reprioritization of its development portfolio to concentrate resources on its lead programs, GEO-MVA and Gedeptin, reflecting increasing clinical, regulatory, and market alignment across these programs. As part of this decision, the Company elected to discontinue active development activities related to its GEO-CM04S1 COVID-19 vaccine candidate. The decision was not related to any safety or efficacy concerns with the vaccine but reflects the continued evolution and contraction of the global COVID-19 vaccine market, and GeoVax’s focus on programs with clearer regulatory pathways, stronger demand visibility, and more immediate commercialization potential.

General and Administrative Expenses: General and administrative expenses were $1,331,564 and $2,700,982 for the three-month and six-month periods ended June 30, 2026, compared to $1,542,190 and $3,229,635 for the comparable periods in 2025. The overall decrease was primarily attributable to lower investor relations consulting costs and reduced stock-based compensation expense.

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Cash Position: GeoVax reported cash balances of approximately $3.1 million as of June 30, 2026, compared to $3.1 million at December 31, 2025.

Summarized financial information is attached below. Additional information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GEO-MVA

GEO-MVA is GeoVax's Modified Vaccinia Ankara (MVA)-based vaccine candidate for protection against mpox and smallpox. The program is advancing under a previously announced expedited regulatory pathway supported by Scientific Advice from the European Medicines Agency (EMA), designed to support potential regulatory approval through a single pivotal immunobridging study demonstrating non-inferiority to an approved MVA vaccine.

Clinical-grade vaccine has been successfully manufactured and released under current Good Manufacturing Practices (cGMP) in preparation for the planned clinical study.

GeoVax believes GEO-MVA has the potential to become an important additional supplier of MVA vaccine supporting public health preparedness, biodefense resilience and diversified global vaccine supply.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

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Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue from government contract	$-	$852	$-	$2,489

Operating expenses:
Research and development	3,110	4,729	7,014	10,083
General and administrative	1,332	1,542	2,701	3,230
	4,442	6,271	9,715	13,313
Loss from operations	(4,442)	(5,419)	(9,715)	(10,824)
Interest income	15	49	26	97

Net loss	$(4,427)	$(5,370)	$(9,689)	$(10,727)

Loss per common share	$(0.97)	$(8.74)	$(2.94)	$(19.72)

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	June 30, 2026	Dec. 31, 2025
Assets:
Cash and cash equivalents	$3,143	$3,086
Other current assets	1,032	2,229
Total current assets	4,175	5,315
Property and other assets, net	468	1,027
Total assets	$4,643	$6,342

Liabilities and stockholders’ equity
Total liabilities	$2,882	$2,517
Stockholders’ equity	1,761	3,825
Total liabilities and stockholders’ equity	$4,643	$6,342

Common shares outstanding	7,369,243	1,732,147

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